EXHIBIT 10.12

SECURED PROMISSORY NOTE

US $60,000	Las Vegas, Nevada
May 12, 2017

For good and valuable consideration, THC Therapeutics, Inc., a Nevada corporation, (“Maker”), hereby makes and delivers this Secured Promissory Note (this “Note”) in favor of Amanda Escamilla, Carlos Escamilla, Jr., and Daniel Williams Jones, jointly and severally, or their assigns (“Holders”), and hereby agree as follows:

1. Principal Obligation and Subsequent Advances. For value received, Maker promises to pay to Holders, in currently available funds of the United States, the principal sum of Sixty Thousand Dollars ($60,000).

2. Interest and Payment Terms.

a. Maturity Date. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable in full on or before April 30, 2018.

b. Interest. Maker’s obligation under this Note shall not accrue interest.

c. Payments. Beginning on May 31, 2017, and continuing monthly on the last day each month thereafter, Maker shall remit to Holders payments of principal due hereunder as follows:

•	To Amanda Escamilla and Carlos Escamilla, Jr. (jointly) – $2,550

•	To Daniel William Jones – $2,450

3. Grant of Security Interest. As collateral security for the prompt, complete, and timely satisfaction of all indebtedness, liabilities, duties, and obligations of Maker to Holders evidenced by or arising under this Note, and including, without limitation, all principal and interest payable under this Note and all attorneys’ fees, costs and expenses incurred by Holders in the collection or enforcement of the same (collectively, the “Obligations”), Maker hereby pledges, assigns and grants to Holders a continuing security interest and lien in all of Maker’s right, title and interest in and to one hundred percent (100%) of the Membership Interests of Urban Oasis Float Center, LLC, a Nevada limited liability company (the “Collateral”). As applicable, the terms of this Note with respect to Maker’s granting of a security interest in the Collateral to Holders shall be deemed to be a security agreement under applicable provisions of the Uniform Commercial Code (“UCC”), with Maker as the debtor and Holders as the secured party.

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4. Perfection. Upon the execution and delivery of this Note, Maker authorizes Holders to file such financing statements and other documents in such offices as shall be necessary or as Holders may reasonably deem necessary to perfect and establish the priority of the liens granted by this Note, including any amendments, modifications, extensions or renewals thereof. Maker agrees, upon Holders’ request, to take all such actions as shall be necessary or as Holders may reasonably request to perfect and establish the priority of the liens granted by this Note, including any amendments, modifications, extensions or renewals thereof.

5. Representations and Warranties of Maker. Maker hereby represents and warrants the following to Holders:

a. Maker and those executing this Note on its behalf have the full right, power, and authority to execute, deliver and perform the Obligations under this Note, which are not prohibited or restricted under the articles of incorporation or bylaws of Maker. This Note has been duly executed and delivered by an authorized officer of Maker and constitutes a valid and legally binding obligation of Maker enforceable in accordance with its terms.

b. The execution of this Note and Maker’s compliance with the terms, conditions and provisions hereof does not conflict with or violate any provision of any agreement, contract, lease, deed of trust, indenture, or instrument to which Maker is a party or by which Maker is bound, or constitute a default thereunder or result in the imposition of any lien, charge, encumbrance, claim or security interest of any nature whatsoever upon any of the Collateral.

c. The security interest granted hereby in and to the Collateral constitutes a present, valid, binding and enforceable security interest as collateral security for the Obligations, and such interest, upon perfection, will be senior and prior to any liens, encumbrances, charges, title defects, interests and rights of any others with respect to such Collateral.

6. Covenants of Maker. For so long as any Obligations remain outstanding:

a. Maker shall not sell, assign or transfer any of the Collateral, or any part thereof or interest therein;

b. Maker shall pay or cause to be paid promptly when due all taxes and assessments on the Collateral; and

c. Maker shall keep Holders apprised, in writing, as to the current location of all of the Collateral, providing Holders with current information with respect to the Collateral so the Holders may perfect and maintain the priority of their security interest therein.

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7. Use of Collateral. For so long as no event of default shall have occurred and be continuing under this Note, Maker shall be entitled to use and possess the Collateral and to exercise its rights, title and interest in all contracts, agreements, and licenses subject to the rights, remedies, powers and privileges of Holders under this Note and to such use, possession or exercise not otherwise constituting an event of default. Notwithstanding anything herein to the contrary, Maker shall remain liable to perform its duties and obligations under the contracts and agreements included in the Collateral in accordance with their respective terms to the same extent as if this Note had not been executed and delivered; the exercise by Holders of any right, remedy, power or privilege in respect of this Note shall not release the Maker from any of its duties and obligations under such contracts and agreements; and Holders shall have no duty, obligation or liability under such contracts and agreements included in the Collateral by reason of this Note, nor shall Holders be obligated to perform any of the duties or obligations of Maker under any such contract or agreement or to take any action to collect or enforce any claim (for payment) under any such contract or agreement.

8. Defaults. The following shall be events of default under this Note:

a. Maker’s failure to remit any payment under this Note on before the date due, if such failure is not cured in full within five (5) days of written notice of default;

b. Maker’s failure to perform or breach of any non-monetary obligation or covenant set forth in this Note or in any other written agreement between Maker and Holders if such failure is not cured in full within ten (10) days following delivery of written notice thereof from Holders to Maker;

c. If Maker is dissolved, whether pursuant to any applicable articles of incorporation or bylaws, and/or any applicable laws, or otherwise;

d. The commencement of any action or proceeding which affects the Collateral or title thereto or the interest of Holders therein, including, but not limited to eminent domain, insolvency, code enforcement or arrangements or proceedings involving a bankrupt or decedent;

e. The entry of a decree or order by a court having jurisdiction in the premises adjudging the Maker bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Maker under the federal Bankruptcy Code or any other applicable federal or state law, or appointing a receiver, liquidator, assignee or trustee of the Maker, or any substantial part if its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of twenty (20) days;

f. Maker’s institution of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or its filing of a petition or answer or consent seeking reorganization or relief under the federal Bankruptcy Code or any other applicable federal or state law, or its consent to the filing of any such petition or to the appointment of a receiver, liquidator, assignee or trustee of the company, or of anysubstantial part of its property, or its making of an assignment for the benefit of creditors or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Maker in furtherance of any such action; or

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9. Rights and Remedies of Holders. Upon the occurrence of an event of default by Maker under this Note, then, in addition to all other rights and remedies at law or in equity, Holders may exercise any one or more of the following rights and remedies:

a. Accelerate the time for payment of all amounts payable under this Note by written notice thereof to Maker, whereupon all such amounts shall be immediately due and payable.

b. Pursue and enforce all of the rights and remedies provided to a secured party with respect to the Collateral under the Uniform Commercial Code.

c. Make such appearance, disburse such sums, and take such action as Holders deem necessary, in its sole discretion, to protect Holders’ interest, including but not limited to (i) disbursement of attorneys’ fees, (ii) entry upon the Maker’s property to make repairs to the Collateral, and (iii) procurement of satisfactory insurance. Any amounts disbursed by Holders pursuant to this Section, with interest thereon, shall become additional indebtedness of the Maker secured by the Collateral and shall be immediately due and payable and shall bear interest from the date of disbursement at the default rate stated in this Note. Nothing contained in this Section shall require Holders to incur any expense or take any action.

d. Require Maker to assemble the Collateral and make it available to the Maker at the place to be designated by the Holders which is reasonably convenient to both parties. The Holders may sell all or any part of the Collateral as a whole or in part either by public auction, private sale, or other method of disposition. The Holders may bid at any public sale on all or any portion of the Collateral. Unless the Collateral threatens to decline speedily in value, Holders shall give Maker reasonable notice of the time and place of any public sale or of the time after which any private sale or other disposition of the Collateral is to be made, and notice given at least 10 days before the time of the sale or other disposition shall be conclusively presumed to be reasonable.

e. Pursue any other rights or remedies available to Holders at law or in equity.

10. Full Recourse. The liability of Maker for the Obligations shall not be limited to the Collateral, and Maker shall have full liability therefor beyond the Collateral.

11. Representation of Counsel. Maker and Holders acknowledge that they have consulted with or have had the opportunity to consult with legal counsel of their choice prior to Maker executing and delivering this Note. This Note has been freely negotiated by Maker and Holders and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Note.

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12. Choice of Laws; Actions. This Note shall be constructed and construed in accordance with the internal substantive laws of the State of Nevada, without regard to the choice of law principles of said State. Maker acknowledges that this Note has been negotiated in Clark County, Nevada. Accordingly, the exclusive venue of any action, suit, counterclaim or cross claim arising under, out of, or in connection with this Note shall be the state or federal courts in Clark County, Nevada. Maker hereby consents to the personal jurisdiction of any court of competent subject matter jurisdiction sitting in Clark County, Nevada.

13. Costs of Collection. Should the indebtedness represented by this Note, or any part hereof, be collected at law, in equity, or in any bankruptcy, receivership or other court proceeding, or this Note be placed in the hands of any attorney for collection after default, Maker agrees to pay, in addition to the principal and interest due hereon, all reasonable attorneys’ fees, plus all other costs and expenses of collection and enforcement, including any fees incurred in connection with such proceedings or collection of the Note and/or enforcement of Holders’ rights with respect to the administration, supervision, preservation or protection of, or realization upon, any Collateral securing payment hereof.

14. Miscellaneous.

a. This Note shall be binding upon Maker and shall inure to the benefit of Holders and its successors, assigns, heirs, and legal representatives.

b. Any failure or delay by Holders to insist upon the strict performance of any term, condition, covenant or agreement of this Note, or to exercise any right, power or remedy hereunder shall not constitute a waiver of any such term, condition, covenant, agreement, right, power or remedy.

c. Any provision of this Note that is unenforceable shall be severed from this Note to the extent reasonably possible without invalidating or affecting the intent, validity or enforceability of any other provision of this Note.

d. This Note may not be modified or amended in any respect except in a writing executed by the party to be charged.

e. Time is of the essence.

15. Waiver of Certain Formalities. All parties to this Note hereby waive presentment, dishonor, notice of dishonor and protest. All parties hereto consent to, and Holders are hereby expressly authorized to make, without notice, any and all renewals, extensions, modifications or waivers of the time for or the terms of payment of any sum or sums due hereunder, or under any documents or instruments relating to or securing this Note, or of the performance of any covenants, conditions or agreements hereof or thereof or the taking or release of collateral securing this Note. Any such action taken by Holders shall not discharge the liability of any party to this Note.

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IN WITNESS WHEREOF, this Note has been executed effective the date and place first written above.

“Maker”: THC Therapeutics, Inc.

By:	/s/ Brandon Romanek
Brandon Romanek, CEO

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